Free Writing Prospectus

Dated August 6, 2015

Filed Pursuant to Rule 433(d)

Registration No. 333-189212

Registration No. 333-189212-09

$1bn CarMax Auto Owner Trust (“CARMX”) 2015-3

Joint-leads: RBC (str), BofAML, MUFG

Co-Mgrs: Barclays, CS, JPM, Scotia

CLS	$SIZE(mm)	WAL	M/F	PWIN	E.FNL	L.FNL	SPRD	YLD	CPN	$ PX
A1	152.00	0.28	P-1/F1+	1-6	02/16	08/16		0.40%	0.40%	100.00000
A2a	193.00	1.20	Aaa/AAA	6-23	07/17	11/18	+45	1.111%	1.10%	99.98995
A2b	175.00	1.20	Aaa/AAA	6-23	07/17	11/18	L+45		L+45	100.00000
A3	300.00	2.64	Aaa/AAA	23-42	02/19	06/20	+48	1.638%	1.63%	99.99369
A4	115.50	3.86	Aaa/AAA	42-49	09/19	03/21	+50	1.994%	1.98%	99.97856
B	18.50	4.09	Aa2/AA	49-49	09/19	05/21	+75	2.299%	2.28%	99.96851
C	20.00	4.09	A2/A	49-49	09/19	06/21	+115	2.699%	2.68%	99.98469
D	26.00	4.09	Baa2/BBB	49-49	09/19	01/22	+175	3.299%	3.27%	99.97490

* Expected Pricing	: Priced	* Registration	: Public
* Expected Settle	: Aug 12, 2015	* Erisa Eligible	: YES
* First Payment	: Sep 15, 2015	* Expected Ratings	: Moody’s/Fitch
* Min Denoms	: 5k x 1k	* Pricing Speed	: 1.3 ABS to call
* Bill & Deliver	: RBC	* BBERG Ticker	: CARMX 2015-3

Cusips:	A1	: 14313VAA2
	A2a	: 14313VAB0
	A2b	: 14313VAH7
	A3	: 14313VAC8
	A4	: 14313VAD6
	B	: 14313VAE4
	C	: 14313VAF1
	D	: 14313VAG9

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 375-6829.

The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.